 Exhibit 10.1

SCOTT A. FRISONI CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of this 11th day of January, 2008 (the “Effective Date”) by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Scott A. Frisoni, an individual residing in the State of Illinois (the “Consultant”).

RECITALS

WHEREAS, the Consultant has served as the Company’s Executive Vice President of Sales since March 2002;

WHEREAS, the Consultant has resigned from his position as the Company’s Executive Vice President of Sales effective as of the Effective Date; and

WHEREAS, the Board of Directors of the Company, in order to secure the continued benefit of the Consultant’s perspective and insights, desires that the Company enter into an independent contractor relationship with the Consultant, and the Consultant desires to enter into an independent contractor relationship with the Company, upon the terms and conditions hereinafter contained, effective as of the Effective Date;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and the mutual benefits accruing to the Company and the Consultant from the independent contractor relationship to be established between the parties by the terms of this Agreement, the parties hereby agree as follows:

1.             Term of Agreement.  This Agreement shall have a term of one (1) year commencing on the Effective Date (the “Term”).  The Term may be extended on a monthly or annual basis upon the mutual written consent of the Company and the Consultant.

2.             Scope of Engagement.  The Consultant will, during the Term and as requested by the Company, provide part-time services to the Company consistent with those performed as the Company’s Executive Vice President of Sales (the “Consulting Services”).   The Consultant agrees to devote at least fifty percent (50%) of his working time and efforts (which the Consultant agrees will be at least twenty (20) hours per week) to the Consulting Services.  The Consulting Services shall be performed by the Consultant, and the Consultant shall not be required to employ others to perform the Consulting Services.

3.             Compensation.  As compensation for the Consulting Services provided pursuant to this Agreement, the Consultant shall receive compensation of One Hundred Forty-Seven Thousand Five Hundred Dollars ($147,500) per year during the Term of this Agreement (the “Fee”).  The Fee shall be payable on a monthly basis by check or via wire transfer on the last business day of each month (or on a prorated basis for any partial month, calculated using a 30-day month) beginning on the Effective Date. In the discretion of the Company, the fee may be modified to a commission based compensation arrangement in order to secure the continued benefit of the consultant’s perspective and insights. Until such time, other than the Fee and as provided in Sections 4 and 11 hereof, under no circumstances shall the Company be liable to the Consultant for any other payments or commissions of any kind.

4.             Expense Reimbursement.  The Consultant shall be eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of the terms of this Agreement, provided that such reimbursement is directly related to the Consulting Services.  The Consultant shall provide the Company with documentation evidencing all requests for reimbursement of such expenses.

5.             Assignment of Rights.  The rights and obligations of the Consultant under this Agreement are personal rights and obligations of the Consultant, including the obligations to have all Consulting Services performed by the Consultant, and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior written consent of the Company.  The Company may assign or transfer its rights under this Agreement to any entity of which the Company owns more than fifty (50%) percent of the voting interests, provided that (i) the Company shall remain jointly and severally liable with such assignee or transferee for the payment of the Fee and (ii) any such assignee or transferee expressly assumes the obligations of the Company provided under this Agreement.

6.             Termination.  The Company or the Consultant may terminate this Agreement at any time upon thirty (30) days written notice to the other party.

7.             Rights and Obligations Upon Termination.  Upon termination of this Agreement the Company’s obligation to pay any amounts to the Consultant, except for any portion of the Fee earned or reimbursement of any expenses incurred, prior to such termination, shall cease.

8.             Acknowledgments by the Consultant.  The Consultant hereby acknowledges that:

(a)           The Consultant’s sole remuneration for the services described herein will be the amounts described in Sections 3 and 4 above, and the Consultant agrees that he shall not be entitled to any other payments for his services, including, without limitation, salary, bonuses, commissions or benefits.

(b)           The Consultant shall be solely responsible for all taxes (including employment and income taxes) and fees lawfully due as a result of the performance of his duties hereunder.  No part of the Consultant’s compensation under this Agreement will be subject to withholding for any Federal, State, social security, worker’s compensation or other taxes or payments.  The Company will report all fees paid to the Consultant to the Internal Revenue Service and any other applicable taxing authorities on Form 1099 or other appropriate forms.  The Consultant agrees that he will be obligated to report as income, and to pay all taxes upon, all amounts received by the Consultant pursuant to this Agreement.  The Consultant agrees to indemnify and hold the Company harmless from and against any taxes, penalties or interest that may be assessed by the Internal Revenue Service or any state department of revenue in connection with the payments made by the Company to the Consultant pursuant to this Agreement.

(c)           The Consultant is not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company or to third parties in performing the Consulting Services under this Agreement.

(d)           The Consultant acknowledges and agrees that Section 8 (entitled Covenants Not to Compete or Solicit) of that certain Employment Agreement, dated as of January 1, 2005, between the Consultant and the Company, as amended (the “Employment Agreement”), shall remain in full force and effect and is hereby verified and confirmed in all respects.

9.             Covenants, Representations and Warranties.  The Consultant hereby covenants, represents and warrants that:

(a)           The Consultant is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

(b)           The Consultant has the right, power and authority to enter into and perform this Agreement without violating or infringing any third party rights.

(c)           During the Term of this Agreement, the Consultant will comply with all laws and regulations in the course of his performance of this Agreement, and the Consulting Services performed hereunder will be performed, to the best of the Consultant’s ability, in a timely, complete, professional and workmanlike manner, in accordance with industry standards and in the best interests of the Company.

(d)           During the Term of this Agreement, the Consultant will not defame, disparage, libel or slander, or make any negative or derogatory statements concerning, the Company or any of its stockholders, directors, officers, employees, representatives, agents or affiliates (including any of their respective products, services, customers, suppliers, licensors, employees or agents).

10.           Confidential Information.

(a)           The Consultant acknowledges and agrees that in the course of the performance of the Consulting Services pursuant to this Agreement the Consultant may be given access to, or come into possession of, secret or confidential information of the Company, which information may consist of proprietary data or other confidential information relative to the activities of the Company (collectively, “Confidential Information”).  The Consultant further acknowledges and agrees that he will not use, distribute, duplicate, divulge or disclose in any manner, or permit any third party access to, any such Confidential Information, except in connection with the performance of the Consulting Services under this Agreement and so long as the secret or confidential nature of such Confidential Information is preserved.

(b)           The Consultant must notify the Company immediately upon discovering any breach of this Agreement or unauthorized use of Confidential Information, and must use his best efforts, and aid the Company, to recover possession of the Confidential Information, and to prevent further dissemination and unauthorized use.

(c)           The Consultant agrees that a violation by the Consultant of this Section 10 will cause irreparable injury to the Company and that the Company shall be entitled (without the posting of bond or any other form of security) to seek both preliminary and permanent injunctive relief enjoining and restraining the Consultant from doing or continuing to do any such act and any other violations or threatened violations of this Section 10.  The remedies set forth in this Section 10 shall be in addition to, rather than in lieu of, any other rights and remedies the parties may have at law or in equity.

11.           Indemnification.

(a)           The Company agrees to indemnify and hold harmless the Consultant (including his affiliates) from and against, and pay or reimburse the Consultant and such other indemnified persons for, any and all actions, claims, demands, proceedings, investigations, inquiries, liabilities, obligations, fines, deficiencies, costs, expenses, royalties, losses and damages (whether or not resulting from third party claims) related to or arising out of the execution, delivery or existence of this Agreement or the performance by the Consultant of  the Consulting Services pursuant to this Agreement, and to reimburse the Consultant and any other such indemnified person for out-of-pocket expenses and reasonable legal and accounting expenses incurred by him, her or it in connection with or relating to investigating, preparing to defend, defending, asserting or prosecuting any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the execution, delivery or existence of this Agreement or the Consultant’s performance of the Consulting Services pursuant to this Agreement (whether or not such indemnified person is a named party in such proceeding); provided, however, that the Company shall not be responsible under this Section 11 for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined to have resulted from the Consultant’s (or any other indemnified person’s) gross negligence, willful misconduct, bad faith or knowing violation of applicable law.

(b)           Limitation on Liability.  The Company also agrees that the Consultant (or any other indemnified person) shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the retention of the Consultant pursuant to this Agreement or the performance by the Consultant of his obligations under this Agreement, except to the extent that any such liability is finally judicially determined to have resulted from the Consultant’s (or such other indemnified person’s) gross negligence, willful misconduct, bad faith or knowing violation of applicable law, in which case the Consultant’s aggregate liability to the Company shall be limited to an amount equal to the aggregate Fee received by the Consultant pursuant to this Agreement.

(c)           Contribution.  If and to the extent that the indemnification provided for in this Section 11 is not enforceable for any reason, the Company agrees to make the maximum contribution possible pursuant to applicable law to the payment and satisfaction of any actions, claims, liabilities, losses and damages incurred by the Consultant or any other indemnified persons for which they would have otherwise been entitled to be indemnified hereunder.

12.           Return of Materials.  The Consultant agrees that all tangible property in whole or part used, compiled or created by Consultant, or made available to the Consultant, during the Term of this Agreement and relating to the Consultant’s independent contractor relationship with the Company as set forth in this Agreement shall be returned promptly to the Company if this Agreement is terminated for any reason, or at any other time at the request of the Company.

13.           Independent Contractor.  The Consultant acknowledges that he is acting as an independent contractor with respect to the Company for the purposes of performing the Consulting Services, that the Consultant is solely responsible for his actions or inactions, and that nothing in this Agreement shall be construed to create a partnership, joint venture or employment relationship with the Company for any purpose, including, without limitation: (i) for federal, state or local income or employment tax, withholding or reporting purposes, or (ii) for eligibility or entitlement to any benefit under any Company employee benefit plans, including, without limitation, any health, life, long-term disability, or retirement plan or program.  The Consultant hereby expressly waives his rights to pursue any claim for benefits under an employee benefit plan.

14.           No Undue Hardship.  The Consultant represents that his experience and abilities are such that observance of this Agreement will not cause the Consultant any undue hardship or unreasonably interfere with the Consultant’s ability to earn a livelihood.

15.           Miscellaneous.

(a)           Notice.  Any notices, requests, demands or other communication required or permitted hereunder will be in writing and may be (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) served by personal delivery, (iii) made by facsimile transmission (with confirmation of receipt), or (iv) sent by overnight courier service to the receiving parties as follows:

If to the Company:	InnerWorkings, Inc.
600 West Chicago Avenue
Suite 850
Chicago, Illinois 60610
Facsimile: 312-604-0022
Attention: Steven E. Zuccarini

If to the Consultant:	Scott A. Frisoni

Any such notice or communication shall be deemed to be given, (i) if sent by registered or certified mail, on the fifth (5) business day after the mailing thereof; (ii) if delivered in person, on the date delivered; (iii) if made by facsimile transmission, on the date transmitted; or (iv) if sent by overnight courier service, on the date delivered as evidenced by the bill of lading.  Any party sending a notice or other communication by facsimile transmission shall also send a hard copy of such notice or other communication by one of the other means of providing notice set forth in this Section 15(a).

(b)           No Waiver.  The failure of any party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver or any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

(c)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the respective heirs, successors and permitted assigns of the parties.

(d)           Governing Law.  The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Illinois, without regard to conflicts of laws principles.  Each of the parties hereto (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of the State of Illinois; (ii) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

(e)           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT THE PARTIES HERETO AGREE THAT SUCH WAIVER SHALL NOT BE DEEMED TO CONSTITUTE A WAIVER OF ADJUDICATION  BY A COURT HAVING APPROPRIATE JURISDICTION.

(f)            Entire Agreement.  Subject to the following sentence of this Section 15(f), this Agreement shall constitute the entire agreement between the parties and any prior written or oral agreement between the parties shall not be binding upon either party.  Notwithstanding the foregoing sentence, this Agreement shall not in any way affect the continued application of the Employment Agreement, which shall remain in full force and effect and is hereby verified and confirmed in all respects.

(g)           Interpretation.  Notwithstanding any provisions in this Agreement to the contrary, the parties agree that this Agreement shall be interpreted without giving effect to any principle of construction that would otherwise require this Agreement to be construed against a party that drafted it solely because such party drafted this Agreement.

(h)           Modification.  Any modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if placed in writing and signed by the parties.

(i)            Paragraph Headings.  The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify or simplify, or aid in the interpretation of the provisions of this Agreement.

(j)            Severability.  If a court of competent jurisdiction finds any provision of the Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances.  If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

(k)           Legal Counsel.  Each party hereby acknowledges that he or it has had full opportunity to consult with counsel and tax advisors of his or its selection in connection with the preparation and negotiation of this Agreement.

(l)            Counterparts.  This Agreement may be executed in counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as against any party whose signature appears thereon and both of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Consultant and the Company have executed and delivered this Agreement as of the Effective Date.

COMPANY:

INNERWORKINGS, INC.

By:	/s/ Steven E. Zuccarini
Name:	Steven E. Zuccarini
Title:	Chief Executive Officer

CONSULTANT:

/s/ Scott A. Frisoni
Scott A. Frisoni